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                                                                   Exhibit 4.2

                      COMPOST AMERICA HOLDING COMPANY, INC.

Series B Preferred Stock.

      1. Designation; Number of Shares; Stated Value.

      The designation of said series of the Preferred Stock shall be $2.50 Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock shall be 5,000,000. The liquidation value of the Series B Preferred Stock shall be $2.50 per share, together with any accrued and unpaid dividends if there is a sale of substantially all of the stock or assets of the Corporation in a non-public transaction or liquidation of the Corporation. The shares of Series B Preferred Stock shall be issued as full shares and shall have no par value.

      2. Conversion.

            (a) Each share of Series B Preferred Stock is convertible into one share of Common Stock (rounded to the nearest whole share) (the "Conversion Rate") at any time after September 15, 1997, or as otherwise may be agreed by the holder and the Corporation at the option of the holder or sooner as to any shares of Series B Preferred Stock which have been called for redemption by the Corporation pursuant to Section 7 below.

            (b) The Conversion Rate shall be subject to adjustment as follows:

                  (i) In case the Corporation shall (A) pay a dividend on its
            Common Stock in shares of its Common Stock, (B) subdivide its outstanding shares of Common Stock or (C) combine its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect at the time of such dividend, subdivision, or combination shall be proportionately adjusted so that the holder of the Series B Preferred Stock surrendered for conversion after such time shall be entitled to receive the number and kind of shares which he would have owned or have been entitled to receive had such Series B Preferred Stock been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (ii) In case of any consolidation of the Corporation into, or merger of the Corporation with or into, any other corporation, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any reclassification of its shares of Common Stock, the holder of each share of Series B Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and
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            amount of shares of stock and other securities, cash and other property receivable upon such consolidation, merger, sale, transfer or reclassification by a holder of the number of shares of Common Stock of the Corporation into which such share of Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer or reclassification. In any such event, effective provision shall be made in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares, other securities cash or other property or otherwise so that the provisions set forth herein for the protection of the conversion rights of the Series B Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities, cash and other property deliverable upon conversion of the Series B Preferred Stock remaining outstanding or other convertible stock or securities received by the holders in place thereof; and any such resulting or surviving corporation or other corporation issuing or delivering such shares, other securities, cash or other property shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities, cash or other property as the holders of the Series B Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof and to make provision for the protection of the conversion right as above provided. In case shares, securities, cash or other property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references to Common Stock in this paragraph 2(b) shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares, other securities, cash or other property.

                  (iii) No fractional interests in Common Stock shall be issued upon conversion of shares of Series B Preferred Stock. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any share of Series B Preferred Stock, the Corporation shall issue an additional share of Common Stock by rounding the fractional interest to the nearest whole share.

                  (iv) In the event that at any time, as a result of any
            adjustment made pursuant to this paragraph 2(b), the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of its Common Stock, the number of such other


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            shares so receivable upon conversion of any share of Series B
            Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provision with respect to the Common Stock contained in subdivision
            (i), above, with respect to the Common Stock.

                  (v) Whenever any adjustment is required in the number of
            shares into which each share of Series B Preferred Stock is convertible, the Corporation shall forthwith cause to be mailed to the holders of record of the Series B Preferred Stock a copy of a statement describing in reasonable detail the method of calculation used in the adjustment.

            (c) Upon any conversion of shares of Series B Preferred Stock, the shares so converted shall have the status of authorized and unissued shares of Preferred Stock, unclassified as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the conversion of shares of Series B Preferred Stock. The Corporation shall at times reserve and keep available, out of its authorized and unissued stock or stock held as treasury stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series B Preferred Stock form time to time outstanding. For the purpose of this paragraph 2(c), the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation of such number of shares of Common Stock all outstanding shares of Series B Preferred Stock were held by a single holder. The Corporation shall form time to time, in accordance with the laws of the State of New Jersey, increase the authorized number of shares of its Common Stock if at any time the number of shares of its Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding Series B Preferred Stock.

            (d) The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock in the name other than that in which the Series B Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that


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      such tax has been paid.

            (e) Before taking any action which would cause an adjustment reducing the conversion rate such that the conversion price would be below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the conversion rate as so adjusted.

      3. Number of Shares.

      The Board of Directors reserves the right, by subsequent amendment of this resolution, from time to time to decrease the number of shares which constitute the Series B Preferred Stock (but not below the number of shares thereof then outstanding) and, subject to anything to the contrary set forth in the Certificate of Incorporation applicable to the Preferred Stock, to subdivide the number of shares, the stated value per share and the liquidation value per share of the Series B Preferred Stock and in other respects to amend, within the limitations provided by law, this resolution and the Certificate of Incorporation.

      4. Liquidation Rights.

      Upon the sale of substantially all of the stock and assets of the Corporation in a non-public transaction or dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled, subject to the rights of the Corporation's $2.50 Series A Preferred Stock or any other class of preferred stock having a superior liquidation preference, to receive out of the assets of the Corporation available for distribution to stockholders the amount equal to their original investment of $2.50 per share, plus any accrued and unpaid dividends before any payment or distribution shall be made on the Common Stock or on any other class of stock. If upon such liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary, the assets of the Corporation shall be insufficient to permit payment to the holders of Series B Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be distributed to the holders of Capital Stock of the Corporation shall be distributed rateably among the holders of the Series B Preferred Stock, in proportion to the liquidation preference payable under this paragraph 4. For purposes of this paragraph 4, the merger or consolidation of the Corporation or the sale of all or substantially all of the Corporation's assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation. After the payment to the holders of the shares of the Series B Preferred Stock of the full preferential amounts provided for in this paragraph 4, the preferred shares have no further rights and


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no right or claim to any remaining assets of the Corporation.

      5. Voting Rights.

      (a) The shares of Series B Preferred Stock shall have no voting rights except for those provided for by law. In exercising the voting rights granted by operation of law, each share of Series B Preferred Stock shall be entitled to one vote. In addition, the Corporation may not, without the prior written consent of at least fifty (50%) percent of the holders of the Series B Preferred
Stock:

            (i) amend the Certificate of Incorporation or any certificate or statement of the designations of the powers, preferences and rights of any classes of stock to in any way affect the rights and preferences of holders of the Series B Preferred Stock.

      6. Dividends.

      (a) (1) The holders of the Series B Preferred Stock shall be entitled to receive dividends, per annum, at the rate of one (1) share of common stock, no par value, of the Corporation, for every ten (10) shares of the Series B Preferred Stock held (the "Dividend Rate"), payable once a year each year on the last business day of the month of April commencing in 1998 (the "Dividend Payment Date"). Such dividends shall be paid to the holders of record at the close of business on the date ten business days prior to the Dividend Payment Date. Each such annual dividend shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the annual period in which such dividend may be payable as herein provided, except that with respect to the first annual dividend, such dividend with respect to any outstanding shares of Series B Preferred Stock shall accrue from the date of the purchase of said shares of Series B Preferred Stock from the Corporation. No fractional shares of common stock shall be issued as a dividend pursuant to this section; instead, all fractional shares shall be rounded to the nearest whole share.

      (a) (2) The Dividend Rate shall be subject to adjustment as follows:

                  (i) In case the Corporation shall (A) pay a dividend on its
            Common Stock in shares of its Common Stock, (B) subdivide its outstanding shares of Common Stock or (C) combine its outstanding shares of Common Stock into a smaller number of shares, the Dividend Rate in effect at the time of such dividend, subdivision, or combination shall be proportionately adjusted so that the holder of


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            the Series B Preferred Stock entitled to the dividend after such time shall be entitled to receive the number and kind of shares which he would have owned or have been entitled to receive had such dividend been paid immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (ii) In case of any consolidation of the Corporation into, or merger of the Corporation with or into, any other corporation, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any reclassification of its shares of Common Stock, the holder of each share of Series B Preferred Stock then outstanding shall have the right thereafter to receive as a dividend such share into the kind and amount of shares of stock and other securities, cash and other property receivable upon such consolidation, merger, sale, transfer or reclassification by a holder of the number of shares of Common Stock of the Corporation to which such share of Series B Preferred Stock might have been entitled to receive as a dividend immediately prior to such consolidation, merger, sale, transfer or reclassification. In any such event, effective provision shall be made in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares, other securities cash or other property or otherwise so that the provisions set forth herein for the protection of the dividend rights of the Series B Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities, cash and other property deliverable upon the payment of a dividend on the Series B Preferred Stock outstanding; and any such resulting or surviving corporation or other corporation issuing or delivering such shares, other securities, cash or other property shall expressly assume the obligation to deliver, upon the payment of the dividend, such shares, securities, cash or other property as the holders of the Series B Preferred Stock shall be entitled to receive pursuant to the provisions hereof and to make provision for the protection of the dividend right as above provided. In case shares, securities, cash or other property other than Common Stock shall be issuable or deliverable upon payment of the dividend as aforesaid, then all references to Common Stock in this section 6(a)(2)(ii) shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares, other securities, cash or other property.


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      (b) All dividends paid with respect to shares of the Series B Preferred
Stock pursuant to this section 6 shall be paid pro rata to the holders entitled thereto.

      7. Redemption.

The Corporation shall have no right of redemption of the Series B Preferred
Stock.


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